Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We have issued our report dated April 3, 2014 (except for Note 18, which is as of March 25, 2015), with respect to the consolidated financial statements included in the Annual Report of SAExploration Holdings, Inc. on Form 10-K for the year ended December 31, 2014. We hereby consent to the incorporation by reference of said report in the Registration Statements of SAExploration Holdings, Inc. on Form S-4 (File No. 333-192034) and on Forms S-8 (File No. 333-195365 and File No. 333-195366).

/s/ Grant Thornton LLP

Miami, Florida
March 25, 2015